EXHIBIT 99.1
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                             News Release


                               LANDAUER

                         For Immediate Release

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            LANDAUER, INC. INCREASES REGULAR CASH DIVIDEND
                  AND DECLARES FIRST QUARTER PAYMENT


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, Treasurer & CFO
      708-441-8311

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GLENWOOD, ILLINOIS, NOVEMBER 30, 2007.......LANDAUER, INC. (NYSE: LDR)
announced today that its Board of Directors increased the regular quarterly cash dividend by 5% to $0.50 per share for the first quarter of fiscal 2008. This increase represents an annual rate of $2.00 per share compared with $1.90 last year. The dividend will be paid on January 4, 2008 to shareholders of record on December 14, 2007.




Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.



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     Landauer, Inc. 2 Science Road  Glenwood, Illinois 60425-1586
  Telephone:  708.755.7000     Fax: 708.755.7011     landauerinc.com